Consent of Independent Registered Public Accounting Firm


Audit Committee, Board of Directors
   and Stockholders
Community First Bancorp, Inc.
Madisonville, Kentucky


We consent to the incorporation by reference in the registration statements of Community First Bancorp, Inc. (Company) on Form S-8 (SEC File Nos. 333-116450 and 333-125769) of our report dated February 25, 2005, on our audit of the consolidated financial statements and financial statement schedules of the Company as of December 31, 2004, and for the year then ended, which report is included in the Annual Report on Form 10-KSB, for the year ended December 31, 2005.

                                                  /s/ BKD, LLP



March 29, 2006